RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of Fiscal Year 2003 (unaudited)
(Amounts in thousands except per share amounts)

CONDENSED BALANCE SHEETS	June 3, 2003	June 4, 2002
Assets
Cash and Short-Term Investments	$8,662	$32,699
Accounts and Notes Receivable	10,509	14,410
Inventories	12,200	10,276
Deferred Income Taxes	3,155	4,248
Income Tax Receivable	2,485	16,311
Prepaid Rent	2,136	2,012
Assets Held for Disposal	5,217	3,242
Other Current Assets	6,099	5,678

Total Current Assets	50,463	88,876

Property and Equipment, Net	660,897	351,921
Goodwill, Net	7,845	7,845
Notes Receivable, Net	39,827	35,655
Other Assets	46,035	36,030

Total Assets	$805,067	$520,327

Liabilities
Current Liabilities	$80,554	$90,723
Long-Term Debt	207,064	7,626
Deferred Income Taxes	32,627	20,966
Other Deferred Liabilities	70,294	66,606

Total Liabilities	390,539	185,921

Shareholders' Equity	414,528	334,406

Total Liabilities and Shareholders' Equity	$805,067	$520,327